Deed of Amendment No. 4

The Ensco Multinational Savings Plan
01 January 2012
between
Citco Trustees (Cayman) Limited
(as Trustee)
and
Ensco plc

This Deed of Amendment is made the 1st day of January 2012
Between:

(1)
Citco Trustees (Cayman) Limited, a trust company incorporated under the laws of the Cayman Islands whose registered office is at 89 Nexus Way, Camana Bay, PO Box 31106, Grand Cayman, KY1-1205, Cayman Islands ("Trustee"); and

(2)	Ensco plc of 6 Chesterfield Gardens, 3rd Floor, London, W1J 5BQ, England ("Ensco")
Whereas:

(A)	This deed is supplemental to:

(i)
a trust deed dated 31 December 2008 (the "Trust Deed") made between the Trustee and Ensco International Incorporated as the Plan Sponsor establishing the trust known as the Ensco Multinational Savings Plan;

(ii)	an amended and restated trust deed (the "Amended and Restated Deed") dated 16 February 2009 made between the Trustee and Ensco International Incorporated as the Plan Sponsor;

(iii)	a first deed of amendment dated 25 September 2009 made between the Trustee and Ensco International Incorporated as the Plan Sponsor; and

(iv)	a second deed of amendment (the "Second Deed of Amendment") dated 21 December 2009 made between the Trustee and Ensco International Incorporated as the Plan Sponsor

(v)	a third deed of amendment (the "Third Deed of Amendment") dated 4 November 2010 made between the Trustee and Ensco International Incorporated as the Plan Sponsor
the Trust Deed as amended being hereinafter referred to as the "Trust".

(B)	The Trustee wishes to exercise the Power in the manner set out below and intends that this deed shall serve as the Certification.

(C)	Ensco wishes to consent to the proposed amendments as set out in this deed to be made to the Trust.

(D)	Ensco confirms that notice of the proposed amendments as set out in this deed has been given to the Participants.

This Deed witnesses as follows:

1	Definitions and Construction
In this deed, where the context allows:

1.2	the definitions and rules of construction contained in the Trust shall apply and, subject to that, the following definition shall apply:

1.3	"Effective Date" means 1 January 2012.

2	Amendments

2.1	In exercise of the Power and of each and every other power (if any) it enabling, the Trustee hereby declares that the Trust is hereby amended so that:

(a)	the requirement of 30 days of continuous employment set forth in Rule 1.1 (a) of Schedule A of the Trust shall not apply, on and from 01 October 2011;

(b)
for the purposes of Rule 5 of Schedule A of the Trust (provisions relating to vesting) and for all other purposes, the length of time that each Employee was an Employee of Pride International, Inc and its affiliated companies shall be included in that Employee's Service Time;

(c)
current Employees participating in the International Savings Plan (ISP) may transfer all or a portion of their current plan balance to this trust, to include Employee and Employer contributions. All funds transferred from the International Savings Plan (ISP) shall be 100% vested and can be withdrawn without qualifying documentation;

(d)
any new Employee contributions made to the plan by Employee or Employer will be subject to plan withdrawal requirements and vesting schedule. Previous service time for merger companies will be credited towards compliance requirements with this vesting schedule. The vesting schedule is as follows:

•	Employee with less than three completed years of service will vest 33 1/3 per year

•	Employees with at least three completed years or greater will be fully vested in this plan

(e)
eligibility clause 1.1 (b) (i) of the rules is here by deleted and replaced with: is a citizen of the United States, is a resident of or employed in the Cayman Islands, or employed in the United Kingdom:

•	Non US Citizen Rotating and working in the US Gulf will be eligible to participate in this plan

•	Non US Citizen working onshore in the United States will not be eligible to participate in this plan

(f)	the following fund(s) will be added as investment options under the Plan effective 01 January 2012:

•	Franklin US Opportunities Fund

•	Morgan Stanley Global Property Fund

•	Templeton Emerging Markets Fund
Provided that all other provisions and restrictions applicable to an Eligible Employee or Participant shall apply to the Employees.

3	Certification
The Trustee hereby certifies that, in its opinion, the amendments set out in Clause 2 of this deed do not materially prejudice the interests of the Participants as at the Effective Date and do not operate to release the Trustee from any responsibility to the Participants.

4	Consent
Ensco hereby consents to the amendments to the Trust as set out herein.

5	Confirmation
Except as specifically amended herein, all the provisions of the Trust (as previously amended) shall remain in full force and effect, and the Trust as further amended herein shall be read as a single, integrated document with all terms used in this amendment having the meanings set forth in the Trust.

6	Governing Law
Cayman Islands law shall govern the construction and interpretation of this deed and the parties hereby submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.
In witness whereof this instrument has been executed and delivered the day and year first above written.

Executed as a deed and delivered by the said CITCO TRUSTEES (CAYMAN) LIMITED by its common seal being affixed in the presence of /s/ Deborah Mitchell ………………………………….. Witness	/s/ Alasdair Campbell /s/ Rob Thomas __________________________________ CITCO TRUSTEES (CAYMAN) LIMITED

Executed as a deed and delivered by the said Ensco plc by its common seal being affixed in the presence of /s/ Brady Long ………………………………….. Witness	/s/ Dan Rabun __________________________________ ENSCO PLC